Exhibit 99.1

Olympic Steel Reports 2008 Fourth Quarter and Record Annual Sales and Earnings Results

CLEVELAND--(BUSINESS WIRE)--February 12, 2009--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Net sales for the fourth quarter of 2008 totaled $253.6 million, a 7.4% increase from the $236.1 million for the fourth quarter a year ago. Fourth quarter 2008 net income totaled $0.8 million, or $0.07 per diluted share, compared to net income of $4.5 million, or $0.42 per diluted share for last year’s fourth quarter. Tons sold in the fourth quarter of 2008 decreased 21.5% to 229 thousand from 291 thousand in the fourth quarter of 2007.

Net sales for the full year of 2008 increased 19.3% to a record $1.23 billion, compared to last year’s net sales of $1.03 billion. Net income for 2008 totaled a record $67.7 million, or $6.21 per diluted share, compared to $25.3 million, or $2.35 per diluted share for 2007. Tons sold in 2008 decreased 6.6% to 1.17 million from 1.25 million in 2007, compared to the Metals Service Center Institute statistics of a 10.6% decline in total steel shipments in the United States for 2008.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are pleased with our record 2008 sales and earnings performance, and our ability to gain market share, even with the rapid and deep economic downturn of the fourth quarter. We enter 2009 with a particularly strong balance sheet, and a significantly lower operating expense base aligned with the industry-wide decline in sales volumes.”

Mr. Siegal continued, “Given the challenging and uncertain economic and financial environment, prospects for a quick recovery in business levels are remote. We believe we are in a position of strength and can weather the difficult economic climate with our strong, low-leveraged balance sheet, a proven disciplined approach to working capital management, and aggressive cost reductions. We believe that we are favorably positioned to take advantage of the market when demand returns,” concluded Mr. Siegal.

Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $.05 per share to be paid to shareholders of record as of March 2, 2009, and distributed on March 16, 2009.

A simulcast of Olympic Steel’s 2008 fourth quarter earnings conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 17 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; access to global capital markets; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; equipment installation delays or malfunctions; the amounts, timing and successes of the Company’s capital investments, including the construction of a new facility in South Carolina and the start-up of our new facility in Dover, Ohio; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and debt levels, and improve customer service; the timing and outcome of OLP’s efforts and ability to liquidate its remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new enterprise-wide information system; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(audited)

Net sales	$253,634	$236,056	$1,227,245	$1,028,963

Operating income	2,893	7,365	109,246	43,324

Income before income taxes	2,282	7,066	108,098	40,505

Net income	$776	$4,543	$67,702	$25,270

Earnings per share:

Net income per share - basic	$0.07	$0.42	$6.24	$2.38

Net income per share - diluted	$0.07	$0.42	$6.21	$2.35

	December 31,
	2008	2007
SUMMARY BALANCE SHEET DATA:	(audited)

Accounts receivable, net	$77,737	$88,414

Inventories	255,300	178,530

Net property and equipment	113,505	89,651

Total assets	474,247	386,083

Current liabilities	95,280	92,290

Total debt	40,198	16,707

Shareholders' equity	322,958	263,520

Shareholders' equity per share	29.73	24.56

Debt-to-equity ratio	.12 to 1	.06 to 1

	Twelve Months Ended
	December 31,
	2008	2007
OTHER DATA:	(audited)

Capital expenditures	33,759	12,498

Regular cash dividends per share	$0.18	$0.14

Special cash dividends per share	$1.00	$-

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	(unaudited)				(audited)

Tons sold
Direct	202,931		256,018		1,040,586		1,097,909
Toll	25,848		35,403		124,697		150,183

	228,779		291,421		1,165,283		1,248,092
% change	(21.5%)		7.1%		(6.6%)		(1.4%)

Net sales	$253,634		$236,056		$1,227,245		$1,028,963
% change	7.4%		4.4%		19.3%		4.9%

Costs and expenses

Cost of materials sold (exclusive of items shown separately below)	214,234	84.5%	187,822	79.6%	930,606	75.8%	827,288	80.4%
Warehouse and processing	14,360	5.7%	15,832	6.7%	64,382	5.2%	59,449	5.8%
Administrative and general	8,717	3.4%	10,044	4.3%	58,592	4.8%	41,472	4.0%
Distribution	5,363	2.1%	6,975	3.0%	28,086	2.3%	26,342	2.6%
Selling	3,618	1.4%	4,137	1.8%	19,602	1.6%	15,993	1.6%
Occupancy	1,700	0.7%	1,458	0.6%	6,998	0.6%	6,145	0.6%
Depreciation	2,749	1.1%	2,423	1.0%	9,733	0.8%	8,950	0.9%

Total costs and expenses	250,741	98.9%	228,691	96.9%	1,117,999	91.1%	985,639	95.8%

Operating income	2,893	1.1%	7,365	3.1%	109,246	8.9%	43,324	4.2%

Interest and other expense on debt	611	0.2%	299	0.1%	1,148	0.1%	2,819	0.3%

Income before income taxes	2,282	0.9%	7,066	3.0%	108,098	8.8%	40,505	3.9%

Income tax provision	1,506	66.0%	2,523	35.7%	40,396	37.4%	15,235	37.6%

Net income	$776		$4,543		$67,702		$25,270

Earnings per share:

Net income per share - basic	$0.07		$0.42		$6.24		$2.38

Weighted average shares outstanding - basic	10,871		10,728		10,847		10,628

Net income per share - diluted	$0.07		$0.42		$6.21		$2.35

Weighted average shares outstanding - diluted	10,894		10,814		10,895		10,763

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, Chief Financial Officer
Telephone: 216-292-3800
Fax: 216-292-3974